CLAYMORE UNIT INVESTMENT TRUSTS,
                           CLAYMORE SECURITIES, INC.
                            CLAYMORE ADVISORS, LLC
                                      AND
                       CLAYMORE ADVISED CLOSED-END FUNDS
                           _________________________
                           STANDARDS AND PROCEDURES
                                   REGARDING
                             CONFLICTS OF INTEREST
                           _________________________
                                CODE OF ETHICS
                                      AND
                            REPORTING REQUIREMENTS


         Conflicts of interest can arise when certain investment company personnel (e.g., those who may have knowledge of impending investment company transactions) buy and sell securities for their personal accounts ("personal investment activities"). These conflicts arise because such personnel have the opportunity to profit from information about investment company transactions, often to the detriment of investors.

         Section 17(j) of the Investment Company Act of 1940 (the "Act") and rule 17j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of investment company personnel, including the company's principal underwriter. Rule 17j-1, among other things,
(a) prohibits fraudulent, deceptive or manipulative acts by investment company affiliates and certain other persons in connection with their personal transactions in securities held or to be acquired by the investment company,
(b) requires investment companies and principal underwriters to adopt codes of ethics reasonably designed to prevent their "access persons" from engaging in conduct prohibited by the rule, (c) requires access persons to periodically report their securities holdings and personal securities transactions and (d) requires the investment company and principal underwriter to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code. Accordingly, all current and future series of unit investment trust for which Claymore Securities, Inc. acts as depositor or principal underwriter and all current or future closed-end investment companies or other managed accounts for which Claymore Advisors, LLC acts as the investment adviser (collectively, the "Trust") and Claymore Securities, Inc. as the depositor and principal underwriter or the investment adviser to the Trust or other managed accounts, have each adopted this code of ethics (the "Code").

         It should be noted that this Code is applicable to all employees of Claymore and members of Claymore's board of directors (as applicable), unless otherwise indicated below. The Code addresses personal transactions in securities within the context of section 17(j) and rule 17j-1 of the Act. The Code does not encompass all possible areas of potential liability under the federal securities laws, including the Act. For instance, the federal securities laws preclude investors from trading on the basis of material, nonpublic information or communicating this information in breach of a fiduciary duty ("insider trading" or "tipping"). Other provisions of the Act also address transactions involving investment companies and their affiliated persons (such as the investment advisers) which may involve fraud or raise other conflict issues. For example, section 17(a) of the Act generally prohibits sales or purchases of securities or other property between a registered investment company and an affiliated person and section 17(d) and rule 17d-1 thereunder generally prohibits an affiliated person of a registered investment company (or an affiliated person of such person) from participating in any joint enterprise, arrangement, or profit sharing plan with the investment company absent an exemptive order from the Securities and Exchange Commission. Accordingly, persons covered by this Code are advised to seek advice before engaging in any transactions other than the regular performance of their normal business duties if the transaction directly or indirectly involves themselves and the Trust or other clients of Claymore.

         This Code of Ethics consists of six sections - 1. Statement of General Principles; 2. Definitions; 3. Exempted Transactions; 4. Prohibited Activities; 5. Compliance Procedures; and 6. Sanctions.

I. STATEMENT OF GENERAL PRINCIPLES

         The Code is based upon the principle that the officers, directors, and employees of Claymore owe a fiduciary duty to, among others, the unitholders or shareholders of the Trust, to conduct their personal securities transactions in a manner which does not interfere with Trust portfolio transactions or otherwise take unfair advantage of their relationship to the Trust. In accordance with this general principle, all Access Persons (as defined below) must: (1) place the interests of unitholders or shareholders of the Trust first; (2) execute personal securities transactions in compliance with the Code; (3) avoid any actual or potential conflict of interest or any abuse of their positions of trust and responsibility; (4) not take inappropriate advantage of their positions. Persons covered by this Code must adhere to its general principles as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to the Trust or its unitholders or shareholders. In addition, a violation of the general principles of the Code may constitute a punishable violation.

II. DEFINITIONS

         As used herein:

         A. "Access Person" shall mean any director, officer or Advisory Person of the Trust (if applicable) or Claymore. A list of persons deemed to be Access Persons is attached as Exhibit A.

         B. "Act" means the Investment Company Act of 1940, as amended.

         C. "Advisory Person" shall mean:

                  1. Any employee of Claymore (or of any company in a control relationship to the Trust or Claymore) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                  2. Any natural person in a control relationship to the Trust or Claymore who obtains information concerning recommendations made to such Trust with regard to the purchase or sale of Covered Securities by the Trust.

         D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person considers making such recommendation.

         E. "Beneficial ownership" shall be interpreted in the same manner as it would be under rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes, but is not limited to, securities held by members of a person's immediate family sharing the same household, securities held in certain trusts, and a general partner's proportionate interest in the portfolio securities held by a general or limited partnership. A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

         F. "Compliance Officer" shall be the General Counsel of Claymore or his/her designees. A list of the Compliance Officers is attached as Exhibit B.

         G. "Control" shall have the same meaning as set forth in section 2(a)(9) of the Act.

         H. "Covered Security" shall mean any stock, bond, debenture, evidence of indebtedness or in general any other instrument defined to be a security in section 2(a)(36) of the Act except that it shall not include shares of registered investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

         I. "Claymore" means Claymore Securities, Inc. and Claymore Advisors,
         LLC.

         J. "Investment personnel" of the Trust or Claymore shall mean: (1) any employee of or Claymore (or of any company in a control relationship to the Trust or Claymore) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust, and (2) any natural person who controls the Trust or Claymore and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust. A list of investment personnel is attached as Exhibit C.

         K. "Portfolio supervisor" shall mean any employee of Claymore who is entrusted with the direct responsibility and authority to make investment decisions affecting the Trust. A list of portfolio supervisors is attached as Exhibit D.

         L. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

         M. "Security held or to be acquired" by the Trust means (a) any Covered Security which, within the most recent seven days (i) is or has been held by the Trust or (ii) is being or has been considered by the Trust or Claymore for purchase by the Trust; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (a) of this item M.

III. EXEMPTED TRANSACTIONS

         The prohibitions of Section IV (A) and IV(C) of this Code of Ethics shall not apply to:

                  A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                  B. Purchases or sales of securities which are not eligible for purchase or sale by the Trust;

                  C. Purchases or sales of securities of companies with a market capitalization of $500 million or more;

                  D. Purchases or sales which are non-volitional on the part of either the Access Person or the Trust (e.g., transactions in corporate mergers, stock splits, tender offers);

                  E. Purchases which are part of an automatic dividend reinvestment plan;

                  F. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired, and

                  G. Purchases or sales which receive the prior approval of the Compliance Officer because they are only remotely potentially harmful to the Trust or its unitholders or shareholders, or because they clearly are not related economically to the securities to be purchased, sold or held by the Trust.

                  H. Any transaction in securities (other than exempt securities) by a Trustee of a closed-end fund who is not an "interested person" of the closed-end fund within the meaning of
         Section 2(a)(19) of the Act, so long as the Trustee did not know and, in the ordinary course of fulfilling his or her official duties as a Trustee, should not have known, that during the 15-day period immediately preceding or after the date of the transaction, such securities were purchased or sold, or considered for purchase or sale, on behalf of the closed-end fund.

                  I. Despite the fact that pre-clearance is not required for the above transactions, Claymore strongly suggests that all transactions be pre-cleared so as to avoid the possibility of any trading which may harm Claymore unit investment trusts, closed-end funds and other products.

IV. PROHIBITED ACTIVITIES

         A. Access Persons shall not purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale (a) is being considered for purchase or sale by the Trust; or (b) is being purchased or sold by the Trust.

         Without limiting the generality of the foregoing, (a) no Portfolio supervisor may purchase or sell any Covered Security within seven calendar days before and after any series of the Trust which he or she supervises trades in that security; and (b) no Access Person shall purchase or sell any Covered Security on the same day there is a pending buy or sell order in that security by the Trust. Any profits realized on trades within the proscribed periods will be disgorged to a charitable organization.

         B. Investment personnel shall not acquire directly or indirectly beneficial ownership in securities pursuant to a private placement without prior approval from the Compliance Officer described in Section (V) below. Claymore access persons are prohibited from purchasing securities in Initial Public Offerings.

         C. Investment personnel shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) security within sixty calendar days. Trades made in violation of this prohibition shall be unwound or, if that is impracticable, any profits must be disgorged to a charitable organization.

         D. Investment personnel shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Trust or any other client of Claymore.

         E. Investment personnel shall not serve on the board of directors of a publicly traded company, without prior authorization by the Compliance Officer. Investment personnel may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. No such position shall be accepted without the prior clearance by the Compliance Officer. Service may be cleared by the Compliance Officer only if such officer determines that service in that capacity would be consistent with the interests of the Trust, any unitholders affected, and any other clients of Claymore. In addition, Investment personnel who receive authorization to serve in such a capacity must be isolated through "Chinese Wall" procedures from making investment decisions regarding securities issued by the entity involved.

V. COMPLIANCE PROCEDURES

         A. Pre-Clearance.

         Access persons must receive prior approval of their personal investment transactions in Covered Securities, as defined above, from the Compliance Officer. A request for approval shall state the title and principal amount of the security proposed to be purchased or sold, the nature of the transaction, the price at which the transaction is proposed to be effected, and the name of the broker, dealer or bank through whom the transaction is proposed to be effected. Any approval shall be valid for three business days. In determining whether approval should be granted, the Compliance Officer should consider:

                  1. whether the investment opportunity should be reserved for the Trust (if such investment is a permissible investment for the Trust), its unitholders or shareholders, or other clients of Claymore; and

                  2. whether the opportunity is being offered to an individual by virtue of his/her position with respect to the Trust or Claymore's relationship with any other client.

         In the event approval is granted, the Access Person must disclose the investment when he/she plays a role in any client's, including the Trust's, subsequent investment decision regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by Investment personnel with no personal interest in the issuer or another designee.

         The pre-clearance requirement shall not apply to Exempted Transactions listed in Section III. This exception does not eliminate or modify the requirement that Investment personnel receive pre-approval before acquiring securities in a private placement or initial public offering, as required under Section IV(B) above. However, Claymore Securities strongly suggests that all transactions be pre-cleared to avoid the possibility of trading to the detriment of any Claymore products.

         B. Reporting Requirements.

         Unless excepted by Subsection C of this Section V, every Access Person of the Trust and of Claymore must report to the Compliance Officer the following:

         1. Initial Holdings Reports. No later than ten days after the person becomes an Access Person, the following information:

                  a. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  b. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  c. the date that the report is submitted by the Access
         Person.

         2. Quarterly Transaction Reports. No later than ten days after the end of the calendar quarter, the following information:

                  a. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                           1. The date of the transaction, the title, the
                  interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                           2. The nature of the transaction (i.e., purchase,
                  sale or any other type of acquisition or disposition);

                           3. The price of the Covered Security at which the
                  transaction was effected;

                           4. The name of the broker, dealer or bank with or
                  through which the transaction was effected; and

                           5. The date that the report is submitted by the
                  Access Person.

                  b. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           1. The name of the broker, dealer or bank with whom
                  the Access Person established the account;

                           2. The date the account was established; and

                           3. The date that the report is submitted by the
                  Access Person.

         In addition to the above, every Access Person shall direct his or her broker or brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts involving Covered Securities in which such Access Person acquires or foregoes direct or indirect beneficial ownership. Such duplicate confirmations and periodic statements received during the proscribed period shall satisfy the reporting requirements set forth in this paragraph if all the information required to be included in the quarterly transaction report is contained in the broker confirmations or account statements, and the access person verifies quarterly that these statements represent all reportable transactions.

         3. Annual Holdings Report. No later than ten days after the end of the calendar year the following information (which information must be current as of a date no more than thirty days before the report is submitted):

                  a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  c. The date that the report is submitted by the Access
         Person.

                  d. Duplicate confirmations and statements for all applicable accounts, received during the year will satisfy this requirement if the access person verifies that these statements represents all holdings.

         C. Exceptions to Reporting Requirements.

         1. A person need not make a report under Section V(B) of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         2. An Access Person to Claymore need not make a quarterly transaction report to the Compliance Officer under Section V(B)(2) of this Code if all the information in the report would duplicate information required to be recorded under Rules 204-2(a)(12) or 204-2(a)(13) of the Investment Advisers Act of 1940.

         D. Certification

         1. All Access Persons shall certify annually that:

                  a. They have read and understood the Code and recognized that they are subject thereto; and

                  b. They have complied with the requirements of the Code and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

         E. Duties of the Compliance Officer.

         1. Review Reports. The Compliance Officer of Claymore shall review the reports submitted under Section V(B).

         2. Notification of Reporting Obligation. The Compliance Officer shall update Exhibits A, B, C and D as necessary to include new Access Persons, Investment personnel and Portfolio supervisors and shall notify those persons of their reporting obligations hereunder and to update the Compliance Officer or designee responsible to review reports.

         3. The Compliance Officer or his designee shall maintain all records required under rule 17j-1 of the Act for the periods required under the Rule.

VI. SANCTIONS

         Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, the Trust or Claymore may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

VII. AMENDMENT TO THIS CODE

         The Trust's depositor or the board of trustees, as the case may be, must approve any material change to this Code of Ethics no later than six months after the adoption of the material change.

VIII. ADDITIONAL PROCEDURES

         The Compliance or Legal Department will review the duplicate confirmations and statements received and compare them with the pre-clearance authorization given. Any discrepancies will be reported to Claymore senior management.

         Pursuant to Section 17j-1(c ), Claymore will periodically review this Code of Ethics to determine whether it is reasonably designed to prevent Claymore access persons from engaging in fraudulent activities proscribed in paragraph (b) of the rule.

         Claymore Senior Management will certify annually that Claymore has adopted procedures reasonably necessary to prevent Claymore access persons from violating this Code of Ethics.






December 2003